ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (hereinafter, "Agreement") is made and entered into this 12th day of January, 2009 (hereinafter, “Effective Date”) by and between Trussnet Capital Partners (HK) Ltd. (hereinafter, “Assignor”) and LED Power, Inc., a Nevada corporation (hereinafter, “Assignee”).

RECITALS

WHEREAS, in December 2008, Assignor and Jumbo Power Technology Ltd., Liao Pheng-Piao, and Liu Chih-Chun (collectively, the “Licensors”) entered into an exclusive license agreement (as attached hereto as Exhibit A) whereby the Licensors agreed to license exclusively to Assignor the rights to certain intellectual property in relation to the production of LED products (hereinafter, the “License Agreement”);

WHEREAS, Assignor desires to assign to Assignee, and Assignee desires to assume from Assignor, the License Agreement (hereinafter, “Assignment/Assumption”);

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the parties hereby agree as follows

AGREEMENT

1.            Assignment, Assumption, and Novation.

1.1           On the Effective Date, Assignor hereby assigns, transfers and conveys to Assignee all of Assignor’s rights, title, and interest in, to and under the License Agreement.

1.2           On the Effective Date, (i) Assignee unconditionally assumes and shall promptly, fully, completely and faithfully keep, fulfill, observe, perform and discharge each and every covenant and obligation that may become performable under the License Agreement; and (ii) Assignee shall be bound by all of the terms and conditions of the License Agreement.

1.3           On the Effective Date, Assignee by this Agreement becomes entitled to all right, title and interest of Assignor in and to the License Agreement as if Assignee were an original party to the License Agreement.

2.            Assignment Fees. In consideration for the Assignment/Assumption, Assignee shall issue to Assignor or its designee 9,000,000 shares of common stock of Assignee.

3.            Representations and Warranties by Assignors.

3.1           Assignor is duly organized, validly existing and in good standing under its jurisdiction of organization.

3.2           Assignor has all necessary power and authority to execute and deliver this Agreement and exhibits attached hereto, and to perform its obligations hereunder and thereunder, and no other action on the part of Assignor is required in connection therewith.  This Agreement has been duly executed and delivered by the Assignor and constitutes the legal, valid, and binding obligation of the Assignor, enforceable against it in accordance with its terms, and has been approved by the officers and board of the Assignor, which are the only approvals required for the consummation of the assignment by the Assignor.  Upon the execution and delivery by the Assignor of the Agreement and exhibits attached hereto, the Agreement will constitute the legal, valid, and binding obligations of the Assignor, enforceable against them in accordance with their respective terms.

3.3           Assignor owns all right, title and interest to the License Agreement.  No authorization, approval, notice, license or consent, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement or the exhibits attached hereto by the Assignor.

4.            Indemnification.

4.1           Assignor shall indemnify and hold Assignee harmless from any and all claims, demands, causes of action, losses, costs (including, without limitation, court costs and attorneys' fees), liabilities or damages of any kind or nature whatsoever that Assignee may sustain by reason of Assignor’s breach or non-fulfillment (whether by action or inaction), at any time, of any representation, covenant or obligation under this Agreement.

4.2           Assignee shall indemnify and hold Assignor harmless from any and all claims, demands, causes of action, losses, costs (including, without limitation, court costs and attorneys' fees), liabilities or damages of any kind or nature whatsoever that Assignor may sustain by reason of Assignee’s breach or non-fulfillment (whether by action or inaction), at any time, of any representation, covenant or obligation under this Agreement.

5.            Confidentiality.  The parties hereto agree to keep this Agreement and the information contained herein strictly confidential except as required to be disclosed by federal or state securities laws.  Any breach of the restrictions set forth in this Section may cause irreparable harm to the nonbreaching party.  Any such breach will entitle the nonbreaching party to injunctive relief in addition to all legal remedies.

6.            Miscellaneous.  This Agreement shall be interpreted and enforced under the laws of the State of Nevada, without regard to its conflict of law principles. For all disputes arising out of this Agreement, the parties consent to the jurisdiction and venue of the courts located in the state of Nevada. This Agreement shall be construed without regard to the party or parties responsible for its preparation and shall be deemed to have been prepared jointly by the parties.  All headings in this Agreement are included solely for convenient reference, and shall not affect its interpretation.  If any provision of this Agreement is determined by a court to be unenforceable as drafted, that provision shall be construed in a manner designed to effectuate its purpose to the greatest extent possible under applicable law, and the enforceability of other provisions shall not be affected.  This Agreement supersedes any prior and contemporaneous agreements whether oral or written between the parties concerning its subject matter.  The waiver of one breach or default or any delay in exercising any rights will not constitute a waiver of any subsequent breach or default.  No term of this Agreement shall be considered waived and no breach excused by either party unless made in writing.  No consent, waiver, or excuse by either party, express or implied, unless in writing, shall constitute a subsequent consent, waiver or excuse.

(Signature Pages Immediately Follow)

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

ASSIGNOR:	ASSIGNEE:
TRUSSNET CAPITAL PARTNERS (HK) LTD.	LED POWER, INC.

By:	By:
Colin Tay, Director	Robert Jennings, President

EXHIBIT A

Exclusive License Agreement